Exhibit 99.1

NEWS RELEASE

For Ashford: Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376	For PREI: Theresa Miller VP, Global Communications (973) 802-7455
ASHFORD HOSPITALITY TRUST AND PREI®
FORM $400 MILLION MEZZANINE JOINT VENTURE
DALLAS - (January 23, 2008) - Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has formed a joint venture with Prudential Real Estate Investors (PREI) to invest in structured debt and equity hotel investments in the United States. The joint venture, which is expected to be funded over the next two years, will ultimately be capitalized with $300 million from investors in a fund managed by PREI and $100 million from Ashford.
Joint Venture Structure
Ashford and PREI will contribute the capital required for each mezzanine investment on a 25%/75% basis, respectively, with Ashford entitled to annual management and sourcing fees, reimbursement of expenses and a promoted yield. The promote is equal to a current 1.3x the venture yield subject to maximum threshold limitations, but further enhanced by an additional promote based upon a total net return to PREI. PREI’s equity will be in a senior position on each investment. With limited exceptions, the joint venture will be the primary vehicle for Ashford’s hotel lending efforts. The joint venture will have the right of first refusal on all mezzanine investment opportunities presented by Ashford, provided the investment meets the criteria noted below. Ashford intends to seed the joint venture with its recent $21.5 million mezzanine loan secured by interests in the Westin La Paloma Resort & Spa in Tucson, Arizona and the Westin Hilton Head Resort in Hilton Head, South Carolina.
Loan Criteria
The joint venture will primarily acquire or originate loans and preferred equity with the following criteria: Loans — participations in first and second mortgages, stock secured loans, guarantees, or preferred equity with maturities of three to five years for floating rate and three to ten years for fixed rate; Collateral — single hotels, hotel portfolios and preferred positions in hotel entities; Asset Class — full-service hotels and resorts in upper-upscale to luxury segments and branded select-service hotels in upscale and mid-scale segments along with extended stay and economy assets provided they constitute a minority position in a portfolio; Location — no geographic constraints within the United States; Investment Size — maximum single asset investment of $50 million (with typical range of $10 to $25 million) and up to $75 million for diversified portfolio; Capital Structure — typically within the 60% to 85% loan-to-value range; and Debt Service Coverage — at least 1.0x TTM coverage unless adequate collateral support is provided.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “PREI is one of the most sophisticated long-term real estate investors in the world today, and we are pleased to establish this new strategic relationship with them. Our joint venture allows us to pursue the many attractive hotel structured finance opportunities available in today’s marketplace on a more
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AHT Forms $400 Million Joint Venture with RPEI

January 23, 2008
significant scale while remaining true to our disciplined loan criteria. The investment structure is expected to enhance shareholder returns.”
James P. Walker, Principal of PREI, noted, “The ability to leverage the Ashford team’s proven expertise in underwriting and sourcing hotel debt is very compelling for us. The displacement in today’s credit markets has created a unique opportunity to fill in the gap for many hotel borrowers and lenders. We look forward to partnering with Ashford to capitalize on the current market conditions.”
PREI, the real estate investment management and advisory business of Prudential Financial, Inc., offers a broad range of investment opportunities and investment management services through its specialized operating units in the United States, Europe, Asia, and Latin America. The company’s fund management operations, located in Parsippany, N.J.; Atlanta, Ga.; Munich, London, Mexico City and Singapore, are supported by a network of local offices throughout the world. As of September 30, 2007, PREI managed $40.7 billion in gross assets ($29.4 billion net) on behalf of more than 400 clients and is ranked among the largest real estate investment managers. For more information, visit www.prei.com.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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